                                                                      EXHIBIT 12


                    THE LUBRIZOL CORPORATION AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

               (all amounts except ratios are shown in thousands)



                                      1999            1998            1997            1996            1995
                                      ----            ----            ----            ----            ----

Pretax income                      $ 195,350       $ 118,814       $ 231,147       $ 250,608       $ 225,574
Deduct earnings of less
  than 50% owned affiliates
  (net of distributed
  earnings) included in
  pretax income                       (3,195)         (1,470)         (3,018)            (48)         (1,384)

Add losses of less than 50%
  owned affiliates included
  in pretax income                        18             888              66              56           1,808

Add fixed charges net of
  capitalized interest                29,696          18,976          10,803          10,955          10,376

Add previously capitalized
  interest amortized during
  period                               1,446           1,191           1,118             968           1,096
                                   ---------       ---------       ---------       ---------       ---------
"Earnings"                         $ 223,315       $ 138,399       $ 240,116       $ 262,539       $ 237,470
                                   =========       =========       =========       =========       =========

Gross interest expense
  including capitalized
  interest ("Fixed Charges")          28,953       $  20,743       $  13,194       $  14,010       $  14,693

Ratio of earnings to
  fixed charges                         13.0            6.67            18.2            18.7            16.2

Special Adjustments:
--------------------

"Earnings"                         $ 223,315       $ 138,399       $ 240,116       $ 262,539       $ 237,470

Plus asset impairment
  and special charges                 19,569          36,892                                           9,489

Less gains on investments and
  litigation settlements             (17,626)        (16,201)                        (53,280)        (38,459)
                                   ---------       ---------       ---------       ---------       ---------
Adjusted "Earnings"                $ 225,258       $ 159,090       $ 240,116       $ 209,259       $ 208,500
                                   =========       =========       =========       =========       =========

Ratio of adjusted earnings
  to fixed charges                      12.9            7.67            18.2            14.9            14.2